EXHIBIT 99.1

FULTON FINANCIAL

CORPORATION

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley (717) 291-2616 Investor Contact: Jason Weber (717) 327-2394

Fulton Financial Announces Pricing

of $125 Million Senior Notes Offering

(March 13, 2017) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) today announced the pricing of its public offering of $125 million aggregate principal amount of its 3.60% Senior Notes due 2022 (the “Senior Notes”). The price to the purchasers was 99.615% of the principal amount of the Senior Notes representing a yield-to-maturity of 3.685%. The Senior Notes will not be redeemable prior to their maturity. The offering is expected to close on March 16, 2017, subject to the satisfaction of customary closing conditions.

Keefe, Bruyette & Woods, A Stifel Company is acting as the sole book-running manager for the offering.

Fulton Financial estimates that the net proceeds of the offering will be approximately $122.5 million, after deducting underwriting discounts, commission and estimated transaction expenses payable by the company. Fulton Financial intends to use the net proceeds of this offering, along with cash on hand, for the repayment in full of its 5.75% Subordinated Notes (the “5.75% Subordinated Notes”) which become due and payable on May 1, 2017, with any remaining proceeds being used for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Fulton Financial has filed a registration statement (File No. 333-197730) and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates and will file a final prospectus supplement relating to the offering. Prospective investors should read the prospectus supplement and base prospectus in that registration statement and other documents Fulton Financial has filed or will file with the SEC for more complete information about Fulton Financial and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Printed copies of the final prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Keefe, Bruyette & Woods, A Stifel Company, Attention: Debt Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

Forward-Looking Statements

Statements made in this press release regarding the proposed offering of the Senior Notes and the repayment of the 5.75% Subordinated Notes are forward-looking statements. Fulton Financial may be unable to close the offering on the anticipated date, or at all, and may be unable to repay the 5.75% Subordinated Notes. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include market conditions and volatility in the market price of Fulton Financial’s publicly traded securities, as well as other risks listed from time to time in Fulton Financial’s filings with the SEC, including but not limited to, Fulton Financial’s annual and quarterly reports. Fulton Financial has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

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